Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our reports each dated February 9, 2001 relating to each of the consolidated financial statements which each appear in the First Industrial Realty Trust, Inc. and First Industrial, L.P. Annual Report on Form 10-K/A No. 1 for the year ended December 31, 2000 and of our report dated February 9, 2001 relating to the combined financial statements of the Other Real Estate Partnerships which appears in the First Industrial, L.P. Annual Report on Form 10-K/A No. 1. We also consent to the incorporation by reference of each of our reports dated February 9, 2001, each relating to the financial statement schedule, each of which also appear in each Annual Report on Form 10-K/A No. 1. We also consent to the incorporation by reference of our reports dated June 28, 2000 relating to the combined historical statement of revenues and certain expenses of the 2000 Acquisition I Properties for the year ended December 31, 1999, of our reports dated February 2, 2001 relating to the combined historical statement of revenues and certain expenses of the 2000 Acquisition II Properties for the year ended December 31, 1999 and of our reports dated December 8, 2000 relating to the combined historical statement of revenues and certain expenses for the 2000 Acquisition III Properties for the year ended December 31, 1999, which each are included in the First Industrial Realty Trust, Inc. and First Industrial, L.P. Current Report on Form 8-K dated January 12, 2001, as amended by each Form 8-K/A filed on March 8, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                             /s/ PricewaterhouseCoopers LLP




Chicago, Illinois
July 6, 2001